Exhibit 5.4*

LVH Form 20F 2003

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

CODE OF ETHICS

This Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure of financial information in the periodic reports of Las Vegas From Home.com Entertainment Inc. (the "Company"), and compliance with the applicable laws, rules, and regulations of Canada and the United States.

APPLICABILITY OF THE CODE

This Code of Ethics (the "Code") applies to the Company's Chief Executive Officer, Chief Financial Officer and its principal accounting officer or controller, or persons performing similar functions (the “Senior Financial Officers”).  The persons listed in the preceding sentence are referred to as the "Covered Persons."

HONEST AND ETHICAL CONDUCT

In performing his or her duties, each of the Covered Persons will act in accordance with high standards of honest and ethical conduct including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships.

In addition, each of the Covered Persons will promote high standards of honest and ethical conduct among employees who have responsibilities in the areas of accounting, audit, tax, and financial reporting and other employees throughout the Company.

FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE

In performing his or her duties, each of the Covered Persons will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

In performing his or her duties, each of the Covered Persons will, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussions with, the Company's outside auditors.

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES, AND REGULATIONS

In performing his or her duties, each of the Covered Persons will endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company

Exhibit 5.4*

LVH Form 20F 2003

to comply, with applicable governmental laws, rules, and regulations and applicable rules and regulations of self-regulatory organizations.

Each of the Covered Persons will promptly provide the Company's general counsel or the Company's audit committee with information concerning conduct the Covered Person reasonably believes to constitute a material violation by the Company, or its directors or officers, of the securities laws, rules or regulations or other laws, rules, or regulations applicable to the Company.

REPORTING VIOLATIONS OF THE CODE

Each of the Covered Persons will promptly report any violation of this Code to the Company's general counsel or to the Company's audit committee, as applicable.

WAIVER AND AMENDMENT OF THE CODE

The Company's audit committee, as well as the Company's board of directors, will have the authority to approve a waiver from any provision of this Code. The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law. A waiver means the approval of a material departure from a provision of this Code. The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

The Company's audit committee will assess compliance with this Code, report violations of this Code to the Board of Directors, and, based upon the relevant facts and circumstances, recommend to the Board appropriate action. A violation of this Code may result in disciplinary action including termination of employment.

The Company expects all of its associates to conduct business in accordance with the applicable laws of Canada and the United States and the Company’s high standards of business ethics, and to abide by policies and procedures adopted by the Company that govern the conduct of its associates, including the specific associates to which this Code relates.

The Board of Directors

Las Vegas From Home.com Entertainment Inc.

Dated this 31st day of May, 2004.